EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 2 to Form S-4) of Ad.Venture Partners, Inc. for the registration of 20,469,583 shares of its common stock, and to the incorporation by reference therein of our report dated May 23, 2007, on our audits of the financial statements of Ad.Venture Partners, Inc. as of March 31, 2007 and 2006 and for the year ended March 31, 2007 and for the period from April 7, 2005 through March 31, 2006.

/s/ Eisner LLP

New York, New York
July 6, 2007